Exhibit 99.1

Contact:
Entech Environmental, Inc.	CCG Elite Investor Relations Inc.
Ms. Spring Liu, CFO	Mr. Crocker Coulson, President
Phone: 818 - 390 - 1272	Phone: 646-213-1915 (New York)
Email: springliu@skypeoplejuice.com	Email: crocker.coulson@ccgir.com

Entech Environmental Technologies, Inc.

To Present at the Roth 3rd Annual China Discovery Tour

Xi’an, May 15, 2008 - Entech Environmental Technologies, Inc. (OTC Bulletin Board: EEVT) (“Entech” or “the Company”), a leading processor and manufacturer of concentrated high acidic apple juice, kiwifruit juice and pear juice through its operating company Shaanxi Tianren Organic Food Co., Ltd. (“Tianren”), today announced that its Chief Executive Officer, Mr. Yongke Xue, Chief Financial Officer, Ms. Spring Liu, and Investor Relation Director, Mr. Michael Wei, will present at the upcoming Roth Capital Partners "Third Annual China Discovery Tour.”

The Roth Capital Partners “Third Annual China Discovery Tour” is a seven day event featuring more than seventy companies in seven cities throughout China, combining factory visits with management presentations in a mini-conference format.

Date:	Friday, May 23, 2008
Time:	10:00 a.m. Beijing Time
Venue:	The Ritz Carlton Sanya
Yalong Bay National Resort District, Sanya, Hainan
572000 China

Interested parties and institutional investors may register for the conference by visiting the conference website at http://www.rothconference.com/ or by calling Roth Capital Partners at (800) 678-9147.

About Entech Environmental Technologies Inc.

Entech Environmental Technologies Inc. is a holding company for Shaanxi Tianren Organic Food Co., Ltd. Tianren is a company organized according to the laws of the People's Republic of China. Tianren’s main products are concentrated high acid apple juice, kiwifruit juice and pear juice for domestic and international consumers. Its brand, HEDETANG, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product. Tianren owns the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice.

This press release contains certain "forward-looking statements that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the Company's ability to grow the business or the ability to expand distribution channels, political and economic factors in the People's Republic of China, the Company's ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.